Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 10-k of our report dated April 29, 2024 with respect to the audited consolidated balance sheet of Eco Bright Future Inc. and Subsidiaries (the Entity) as of December 31, 2023 and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for the year then ended. Our report contains an explanatory paragraph regarding the Entity’s ability to continue as a going concern.

Goff Backa Alfera & Company, LLC
Pittsburgh, Pennsylvania

April 9, 2025